EXHIBIT 99.1

 WEINGARTEN REALTY
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

Weingarten Realty Announces Third Quarter 2009 Results and
New Joint Venture for the Southeast Retail Portfolio

Houston, October 26, 2009 --- Weingarten Realty (NYSE: WRI) announced today the results of its third quarter ended September 30, 2009.  The Company reported a net loss of $9.4 million or $0.08 per diluted share compared to net income of $0.32 per share for the same period of 2008. The net loss for the third quarter included the effects of a non-cash impairment charge of $46.1 million or $0.39 per diluted share primarily from its new development program and a $16.5 million or $0.14 per diluted share gain from the repurchase of its debt securities, both of which are non-recurring.  The third quarter’s per share results were also affected by the dilution from the $439 million common share offering in April of this year, resulting in a significant increase in the weighted average shares outstanding increasing from 84.3 million shares to 119.4 million shares.

Operating and Financial Highlights

•
Funds from Operations (“FFO”) excluding the non-recurring items mentioned above were $59.3 million or $0.50 per diluted share for the third quarter of 2009, compared to $59.9 million or $0.71 per share in 2008.  Including the non-recurring items, FFO for the quarter was $29.7 million or $0.25 per diluted share;

•	Overall occupancy increased during the third quarter to 91.1% from 90.9% in the previous quarter and retail occupancy was flat quarter-over-quarter at 92.1%;

•
The Company’s balance sheet and liquidity has been significantly improved by eliminating or extending near-term debt maturities.  Since December 31, 2008, the Company has reduced debt maturities through 2011 by approximately $1 billion;

•
In the third quarter, the Company sold $100 million of ten-year unsecured notes, closed on two secured loans totaling $128.3 and subsequent to quarter-end, closed an additional secured loan for $26.6 million;

•	Weingarten closed on the tender of its convertible bonds, resulting in the redemption of $320 million of 3.95% convertible bonds;

•
During the quarter, the Company closed on the sale of one operating property, two land parcels and a 200,000 square foot building in its expansion of ClayPoint Distribution Park for $17 million.  The ClayPoint transaction produced a merchant build gain of $0.5 million, net of tax, in the third quarter and brings total merchant build gains for the year to $0.13 per share, net of taxes;

•
Also, subsequent to quarter-end, the Company closed on the first phase of the Southeast Retail Joint Venture which in total includes six properties, with a total value of approximately $160 million.  Weingarten will retain a 20% ownership interest in the joint venture.  With the receipt of these proceeds, the Company has reduced the balance outstanding under its $575 million revolving credit facility to zero.

“This has been a very turbulent year.  However, I am very proud of the Weingarten team and the strides the Company has made throughout 2009.  Third quarter operating results were very successful, especially when you take into account the dilution from the equity offering, the progress we have made to right size the balance sheet and the opportunities we have taken this year through dispositions of non-core assets, all while keeping occupancy stable” stated Drew Alexander, President and Chief Executive Officer.

Dividends

The Board of Trust Managers declared a common dividend of $0.25 per share for the third quarter of 2009. The dividend is payable in cash on December 15, 2009 to shareholders of record on December 7, 2009.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are also payable on December 15, 2009 to shareholders of record on December 7, 2009.

Existing Portfolio

Conditions across most of the existing portfolio appear to be stabilizing as retailers are learning to adapt to current market conditions by managing inventories.  Overall occupancy increased to 91.1% during the third quarter compared to 90.9% during the second quarter of 2009.  Retail occupancy was flat quarter-over-quarter at 92.1%, the second straight quarter retail occupancy has not declined.  Industrial occupancy saw a slight up-tick to 88.0% from 87.7% in the second quarter of 2009.  Overall occupancy is expected to remain at around 91% through the balance of 2009.

For leases commencing during the quarter, the average rental rate increased 3.8% on a GAAP basis.  Year-to-date rental rates have increased 8.1%, however this metric is expected to move to a negative number in the fourth quarter as some of the leases signed in the first six months of 2009 begin to commence at lower rental levels.

The Company completed 393 new leases and renewals during the quarter, totaling 1.2 million square feet and representing $17.5 million of annual revenue.  The 393 transactions were comprised of 176 new leases and 217 lease renewals which represent annual revenue of $7.5 million and $10.0 million, respectively.  New leases and renewals during the quarter were up from third quarter of 2008 where 305 new leases and renewals were completed.

Same Property Net Operating Income (NOI) was down 4.0% overall during the quarter, with retail properties down 4.0% and industrial properties down 3.9%.  This is in-line with management’s expectations and the Company continues to believe it will meet the prior guidance for the full year of -2% to -3%; however it may be towards the bottom end of the range.  The decrease in Same Property NOI was primarily a result of lower average occupancy for the quarter compared to the same period in 2008.

“Operations seem to have stabilized and we can see an improving future.  The leasing team is continuing its forward momentum of leasing space, especially in the big box arena.  In addition, we are encouraged that Weingarten’s anchors including supermarkets, general merchandise stores, discount clothing and restaurants continue to outperform other categories.” said Johnny Hendrix, Executive Vice President of Asset Management.

Balance Sheet

The Company continued to strengthen its balance sheet during 2009 with several significant financings and other transactions. These transactions allowed the Company to reduce its revolving credit agreement to zero subsequent to quarter-end and significantly reduced near term maturities.

Weingarten completed the tender of its convertible bonds, resulting in a total of $320 million of principal being retired during the third quarter.

Also, during the quarter and subsequent to quarter-end, the Company reported it closed three secured loans.  First, the Company completed a $71 million secured loan with a major life insurance company.  The loan has a seven-year term and is secured by five retail shopping centers with an interest rate of 7.4%.  Secondly, the Company closed a $58 million secured loan with another life company.  This loan has a ten-year term at a 7% interest rate, and is secured by ten industrial properties.  Subsequent to quarter-end, the Company closed the final secured loan for $27 million with a major bank.  With the addition of these loans, Weingarten has closed $268 million of secured financings year-to-date.

Additionally, the Company sold $100 million of ten-year unsecured notes with a five-year call option and an interest rate of 8.1%.  The notes had a par value of $20 and were sold in the retail market.  The notes are listed on the NYSE under the ticker symbol “WRD”.

“Despite the turbulent economy and difficult financial markets, we have executed the liquidity plan that we outlined at the beginning of the year very effectively.  The team has reduced leverage to around 46%, significantly reduced total debt maturities through 2011 to only $485 million and provided adequate liquidity allowing the Company to focus on growth opportunities.” stated Steve Richter, Executive Vice President and Chief Financial Officer.

New Joint Venture

The Company also reported that subsequent to quarter-end, it closed on the first phase of the Southeast Retail Joint Venture, which in total includes six properties for a total value of $160 million.  The first phase, which includes four unencumbered properties, was sold to the Joint Venture for $114 million under an all equity arrangement.  The Joint Venture is currently in the secured market to leverage these assets and anticipates closing the loan before the end of the year.  The two remaining properties, which have existing mortgages, will close upon the Joint Venture’s assumption of the loans. The new Joint Venture is targeting 60% leverage and Weingarten will retain a 20% interest in the assets.

“We are very pleased to partner with Jamestown, a highly respected German manager of real estate funds, founded in 1983 with almost $8 billion invested in US assets.  Weingarten has a long, successful history of performing well for its partners and we are pleased to have Jamestown in this group,” stated Drew Alexander.

New Development

The Company performed a thorough analysis of each property in the New Development program during the third quarter, resulting in an impairment of $43 million, after tax.  Additionally, the Company stabilized seven properties, some earlier than normal (this resulted in moving the project from its New Development program into operating properties) and transferred $107 million of total investment on projects where buildings had yet to commence to Land Held for Development.

After transferring the properties to Land Held for Development and recognizing stabilizations during the third quarter, the new development pipeline now includes 13 properties at various stages of development with an estimated Weingarten investment of $242 million when completed.  Each of the remaining 13 projects stabilizing in 2010 and beyond have anchor tenants secured, with the overall pipeline 83% leased, including tenant-owned square footage.

The Company reported that through third quarter, they delivered $110 million in completions which meets its 2009 guidance of $100 - 130 million.

Seven properties were stabilized during the third quarter, representing a total investment of $79 million with a current return on investment of 7.0%.  These seven properties averaged 93% leased at quarter-end, including tenant-owned square footage.

Portfolio Enhancements

Weingarten disposed of $17 million of assets in the third quarter at an average cap rate of 8.4%.  Subsequent to quarter-end, an additional $47 million of assets were sold, bringing year-to-date dispositions to $163 million at an average cap rate of 8.1%.  During the third quarter the Company slowed the disposition program due to successfully eliminating any liquidity issues. Therefore, the Company is reducing its previous guidance of $300 million in one-off dispositions to a range that falls closer to $200 to $250 million in total one-off dispositions for 2009.  This guidance does not include the sale to the Southeast Retail Joint Venture which closed subsequent to quarter-end.

Outlook

The Company, based on the performance of its quality portfolio, increased full year 2009 FFO guidance from a range of $1.88 to $2.12 per share to a range of $2.08 to $2.16 per share, excluding the $0.39 per share effect of the non-cash impairment charge and $0.23 per share of gains from the retirement of debt.

The Company reported that its 2010 budget process is not finalized, however management anticipates full year 2010 FFO to be in the range of $1.54 to $1.78 per share.

“As I have discussed many times before, Weingarten has a seasoned and experience management team that worked diligently to ensure maximum value be created through each transaction during the third quarter, as well as, throughout the year,” said Drew Alexander. “We are optimistic that operating fundamentals will continue to improve and we will begin to grow the portfolio and FFO.  While acquisition opportunities have been limited thus far, we do believe we are entering a period of opportunity for creating shareholder value through acquiring assets in this turbulent real estate market”

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on October 26, 2009 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (877) 763-1324 (no confirmation code). A replay and Podcast will also be available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling (800) 642-1687, identification number 29020017 until 11:59 PM Central Time on October 27, 2009.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer.  At September 30, 2009, the company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 385 developed income-producing properties and 13 properties under various stages of construction and development. The total number of properties includes 315 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The company also owns 80 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas.   At September 30, 2009, the company’s portfolio of properties was approximately 72.3 million square feet.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
	CONDENSED CONSOLIDATED STATEMENTS OF INCOME	2009	2008	2009	2008
	AND FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
	Rentals, net	$139,636	$149,725	$422,106	$441,288
	Other Income	4,908	4,242	12,321	10,310
	Total Revenues	144,544	153,967	434,427	451,598
	Depreciation and Amortization	37,159	35,368	112,836	115,281
	Operating Expense	25,733	26,045	76,014	77,151
	Ad Valorem Taxes, net	18,275	19,967	55,012	54,620
	Impairment Loss	32,774		32,774
	General and Administrative Expense	6,178	5,816	19,198	19,774
	Total Expenses	120,119	87,196	295,834	266,826
	Operating Income	24,425	66,771	138,593	184,772
	Interest Expense, net	(36,431)	(40,878)	(115,247)	(118,724)
	Interest and Other Income, net	3,596	1,171	8,504	3,919
	Equity in (Loss) Earnings of Real Estate Joint Ventures and Partnerships, net	(4,763)	5,151	2,783	15,537
	Gain on Redemption of Convertible Senior Unsecured Notes	16,453		25,311
	Gain on Merchant Development Sales	491	1,418	18,619	8,240
	Provision for Income Taxes	(4,364)	(701)	(7,071)	(2,991)
	(Loss) Income from Continuing Operations	(593)	32,932	71,492	90,753
	Operating (Loss) Income from Discontinued Operations	(1,294)	2,016	1,250	8,398
	Gain on Sale of Property from Discontinued Operations	398	4,520	7,385	53,983
	(Loss) Income from Discontinued Operations	(896)	6,536	8,635	62,381
	Gain (Loss) on Sale of Property	994	(43)	12,374	101
	Net (Loss) Income	(495)	39,425	92,501	153,235
Less:	Net Income Attributable to Noncontrolling Interests	(20)	(2,515)	(2,894)	(6,968)
	Net (Loss) Income Adjusted for Noncontrolling Interests	(515)	36,910	89,607	146,267
Less:	Preferred Share Dividends	(8,869)	(9,114)	(26,607)	(25,842)
	Redemption Costs of Preferred Shares		(860)		(1,850)
	Net (Loss) Income Available to Common Shareholders--Basic	$(9,384)	$26,936	$63,000	$118,575
	Earnings Per Common Share--Basic	$(0.08)	$0.32	$0.59	$1.42
	Net (Loss) Income Available to Common Shareholders--Diluted	$(9,384)	$26,936	$63,000	$118,575
	Earnings Per Common Share--Diluted	$(0.08)	$0.32	$0.59	$1.41

	Funds from Operations:
	Net (Loss) Income Available to Common Shareholders	$(9,384)	$26,936	$63,000	$118,575
	Depreciation and Amortization	35,646	34,282	109,446	114,535
	Depreciation and Amortization of Unconsolidated Joint Ventures	4,850	3,137	13,415	8,698
	Gain on Sale of Property	(1,383)	(4,470)	(19,736)	(53,437)
	(Gain) Loss on Sale of Property of Unconsolidated Joint Ventures		2	(4)	(12)
	Funds from Operations--Basic	$29,729	$59,887	$166,121	$188,359
	Funds from Operations Per Common Share--Basic	$0.25	$0.71	$1.56	$2.25
	Funds from Operations--Diluted	$29,729	$59,887	$166,121	$188,359
	Funds from Operations Per Common Share--Diluted	$0.25	$0.71	$1.56	$2.23
	Weighted Average Shares Outstanding--Basic	119,384	83,795	106,186	83,739
	Weighted Average Shares Outstanding--Diluted	119,384	84,316	106,745	84,288

		September 30,	December 31,
		2009	2008
	CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
	Property	$4,806,661	$4,915,472
	Accumulated Depreciation	(861,547)	(812,323)
	Property Held for Sale, net	51,007
	Investment in Real Estate Joint Ventures and Partnerships, net	311,353	357,634
	Notes Receivable from Real Estate Joint Ventures and Partnerships	323,141	232,544
	Unamortized Debt and Lease Costs, net	109,661	119,464
	Accrued Rent and Accounts Receivable, net	84,948	103,873
	Cash and Cash Equivalents	104,694	58,946
	Restricted Deposits and Mortgage Escrows	14,526	33,252
	Other, net	92,854	105,350
	Total Assets	$5,037,298	$5,114,212

	Debt, net	$2,724,888	$3,148,636
	Accounts Payable and Accrued Expenses	152,022	179,432
	Other, net	98,791	90,461
	Total Liabilities	2,975,701	3,418,529

	Commitments and Contingencies		41,000

	Preferred Shares of Beneficial Interest	8	8
	Common Shares of Beneficial Interest	3,605	2,625
	Accumulated Additional Paid-In Capital	1,949,308	1,514,940
	Net Income Less Than Accumulated Dividends	(80,015)	(37,245)
	Accumulated Other Comprehensive Loss	(27,814)	(29,676)
	Shareholders' Equity	1,845,092	1,450,652
	Noncontrolling Interest	216,505	204,031
	Total Liabilities, Shareholders' Equity and Noncontrolling Interest	$5,037,298	$5,114,212